UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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☐	Soliciting Material Pursuant to §240.14a-12

CHEMICAL FINANCIAL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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March 6, 2009

CHEMICAL
 FINANCIAL CORPORATIONSM

333 East Main Street
Midland, Michigan 48640

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 20, 2009

You are invited to attend the annual meeting of shareholders of Chemical Financial Corporation at the Midland Center for the Arts, 1801 W. St. Andrews Drive, Midland, Michigan, on Monday, April 20, 2009, at 2:00 p.m. local time. At the meeting, we will:

1. Elect thirteen directors;

2. Vote on the proposed amendment to the Restated Articles of Incorporation; and

3. Conduct any other business that may properly come before the meeting.

You may vote at the meeting and any adjournment of the meeting if you were a shareholder of record at the close of business on February 20, 2009.

Our 2008 Annual Report to Shareholders is enclosed with this Notice. Our proxy statement and enclosed proxy card are being sent to shareholders on and after March 6, 2009.

We look forward to seeing you at the meeting.

By Order of the Board of Directors,

David B. Ramaker
Chairman, Chief Executive Officer and President

Your vote is important to us.
Even if you plan to attend the meeting,
PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY OR
VOTE BY TELEPHONE OR THE INTERNET.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 20, 2009.
Our Proxy Statement and Annual Report are available at www.envisionreports.com/chfc.

PROXY STATEMENT
Meeting Information
Time and Place of Meeting
Purpose of Meeting
How to Vote Your Shares
Who Will Solicit Proxies
Required Vote and Quorum
Election of Directors
Chemical Financial’s Board of Directors and Nominees for Election as Directors
Committees of the Board of Directors
Board and Annual Meeting Attendance
Shareholder Nominations
Communicating with the Board
Approval of the Proposed Amendment to the Restated Articles of Incorporation
Ownership of Chemical Financial Common Stock
Five Percent Shareholders
Ownership of Chemical Financial Common Stock by Directors and Executive Officers
Director Compensation
2008 DIRECTOR COMPENSATION
Compensation Discussion and Analysis
Overview
Compensation Philosophy and Objectives
Elements of Compensation
Stock Ownership Guidelines
Impact of Accounting and Tax Treatment on Compensation
Executive Compensation
Summary of Executive Compensation
SUMMARY COMPENSATION TABLE
Equity-Based Awards and Values
Grants of Plan-Based Awards
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008
2008 OPTION EXERCISES AND STOCK VESTED
Pension Benefits in 2008
PENSION BENEFITS
Deferred Compensation
2008 NONQUALIFIED DEFERRED COMPENSATION
Compensation Committee Interlocks and Insider Participation
Compensation Committee Report
Audit Committee Report
Related Matters
Section 16(a) Beneficial Ownership Reporting Compliance
Certain Relationships and Related Transactions
Dividend Reinvestment Program Shares (Chemical Invest Direct)
Independent Registered Public Accounting Firm
Shareholder Proposals
Important Notice Regarding Delivery of Shareholder Documents
Form 10-K Report Available
APPENDIX A
ARTICLE III

CHEMICAL FINANCIAL CORPORATION
333 East Main Street
Midland, Michigan 48640

ANNUAL MEETING OF SHAREHOLDERS
April 20, 2009

PROXY STATEMENT

Meeting Information

Time and Place of Meeting

You are invited to attend the annual meeting of shareholders of Chemical Financial Corporation (“Chemical Financial” or the “Corporation”) that will be held on Monday, April 20, 2009, at the Midland Center for the Arts, 1801 W. St. Andrews Drive, Midland, Michigan, at 2:00 p.m. local time.

This proxy statement and the enclosed proxy card are being furnished to you on and after March 6, 2009, in connection with the solicitation of proxies by Chemical Financial’s board of directors for use at the annual meeting. In this proxy statement, “we,” “us” and “our” refer to Chemical Financial, “you” and “your” refer to Chemical Financial shareholders, and “Chemical Bank” refers to Chemical Bank, Chemical Financial’s sole banking subsidiary.

Purpose of Meeting

The purpose of the annual meeting is to consider and vote upon the election of thirteen directors and vote on the proposed amendment to the Restated Articles of Incorporation.

Your board of directors recommends that you vote FOR each of the nominees discussed in this proxy statement and FOR approval of the proposed amendment to the Restated Articles of Incorporation.

How to Vote Your Shares

You may vote at the meeting or by proxy, telephone or the Internet if you were a shareholder of record of Chemical Financial common stock on February 20, 2009. You are entitled to one vote per share of Chemical Financial common stock that you own on each matter presented at the annual meeting.

As of February 20, 2009, there were 23,889,766 shares of Chemical Financial common stock issued and outstanding.

Your shares will be voted at the annual meeting if you properly sign and return to us the enclosed proxy. Chemical Financial Corporation also offers voting by telephone or the Internet. See the enclosed proxy for voting instructions. If you specify a choice, your shares will be voted as specified. If you do not specify a choice, your shares will be voted for the election of each nominee for director named in this proxy statement and for approval of the proposed amendment to the Restated Articles of Incorporation. If other matters are presented at the annual meeting, the individuals named in the enclosed proxy will vote your shares on those matters in their discretion. As of the date of this proxy statement, we do not know of any other matters to be considered at the annual meeting.

You may revoke your proxy at any time before it is exercised by:

•	delivering written notice to the Secretary of Chemical Financial; or

•	attending and voting at the annual meeting.

Who Will Solicit Proxies

Directors, officers and employees of Chemical Financial and its affiliates will initially solicit proxies by mail. They also may solicit proxies in person, by telephone or by other means, but they will not receive any additional compensation for these efforts. Nominees, trustees and other fiduciaries who hold stock on behalf of beneficial owners of Chemical Financial common stock may communicate with the beneficial owners by mail or otherwise and may forward proxy materials to and solicit proxies from the beneficial owners. Chemical Financial will pay all costs of solicitation of proxies. Chemical Financial has engaged Georgeson Shareholder Communications, Inc. at an estimated cost of $800, plus expenses, to assist in the distribution of these materials. Chemical Financial Corporation is also soliciting proxies by telephone and the Internet. See the enclosed proxy for instructions.

Required Vote and Quorum

A plurality of the shares voting at the annual meeting is required to elect directors. This means that if there are more nominees than director positions to be filled, the nominees for whom the most votes are cast will be elected. In counting votes on the election of directors, abstentions, broker non-votes and other shares not voted will not be counted as voted, and the number of shares of which a plurality is required will be reduced by the number of shares not voted.

A majority of the votes cast by shareholders entitled to vote is required to approve the proposed amendment to the Restated Articles of Incorporation. In counting votes for approval of the proposal, abstentions, broker non-votes and other shares not voted will not be counted as voted, and the number of shares of which a majority is required will be reduced by the number of shares not voted.

A majority of the shares entitled to vote at the annual meeting must be present or represented at the meeting to constitute a quorum. If you submit a proxy or attend the meeting in person, your shares will be counted towards the quorum, even if you abstain from voting on some or all of the matters introduced at the meeting. Broker non-votes also count for quorum purposes.

Election of Directors

The board of directors presently consists of thirteen individuals. The term of office for each of the directors expires at the annual meeting each year.

Following a review and recommendation from the Corporate Governance and Nominating Committee, the board of directors proposes that the following nominees be elected as directors for terms expiring at the annual meeting of shareholders to be held in 2010:

Nominees

Gary E. Anderson
J. Daniel Bernson
Nancy Bowman
James A. Currie
Thomas T. Huff
Michael T. Laethem
Geoffery E. Merszei
Terence F. Moore
Aloysius J. Oliver
David B. Ramaker
Larry D. Stauffer
William S. Stavropoulos
Franklin C. Wheatlake

Each proposed nominee currently serves as a director of Chemical Financial for a term that will expire at this year’s annual meeting. The persons named in the enclosed proxy card intend to vote for the election of the thirteen nominees listed above. The proposed nominees are willing to be elected and serve as directors. If a nominee is unable to serve or is otherwise unavailable for election, which we do not anticipate, the incumbent board of directors may or may not select a substitute nominee. If a substitute nominee is selected, your proxy will be voted for the person selected. If a substitute nominee is not selected, your proxy will be voted for the election of the remaining nominees. No proxy will be voted for a greater number of persons than the number of nominees named above.

Biographical information is presented below concerning the current directors and nominees for director of Chemical Financial. All current directors and nominees for director, except David B. Ramaker, qualified as independent directors as defined by the Sarbanes-Oxley Act of 2002 and applicable Nasdaq Stock Market listing standards, including such definitions applicable to each committee of the board of directors upon which he or she serves or served. In making this determination, the board of directors considered all ordinary course loan and other business transactions between directors and Chemical Bank. Except as otherwise indicated, each nominee has had the same principal employment for over five years.

Chemical Financial’s Board of Directors and Nominees for Election as Directors

Gary E. Anderson, age 63, has served as a director of Chemical Financial since January 2005 and is a member of the Audit Committee and Chairman of both the Compensation and Pension and Corporate Governance and Nominating Committees. Mr. Anderson has been a director of Chemical Bank since January 2001. Mr. Anderson was appointed as Lead Independent Director of the Corporation in April 2006. Mr. Anderson is retired Chairman of the board of the Dow Corning Corporation.

Mr. Anderson joined the Dow Corning Corporation, a diversified company specializing in the development, manufacture and marketing of silicones and related silicon-based products, in 1967 and served in various executive capacities for over 25 years, including Chairman, President and Chief Executive Officer, retiring as Chairman on December 31, 2005. Mr. Anderson is a director of Eastman Chemical Company.

J. Daniel Bernson, age 67, has served as a director of Chemical Financial since January 2001 and is a member of the Audit, Compensation and Pension and Corporate Governance and Nominating Committees. Mr. Bernson served as a director of Chemical Bank Shoreline (merged into Chemical Bank on December 31, 2005) from July 1999 through December 31, 2005. Mr. Bernson became a director of Chemical Bank on January 1, 2006. Mr. Bernson is Vice Chairman of The Hanson Group, St. Joseph, Michigan, a holding company with diversified business interests in southwest Michigan, including Hanson Mold, Hanson Logistics, Eagle Technologies Group, Pure Fact, Inc., Hanson Xpress and Hanson Transportation Management Services. Mr. Bernson was President of The Hanson Group from 1988 until December 2006 and Chief Executive Officer from April 2004 until December 2006. Mr. Bernson became Vice Chairman of The Hanson Group upon his retirement as President and Chief Executive Officer in December 2006.

Nancy Bowman, age 57, has served as a director of Chemical Financial since January 2003 and is a member of the Audit and Compensation and Pension Committees. Ms. Bowman served as a director of Chemical Bank West (merged into Chemical Bank on December 31, 2005) from 1982 through December 31, 2005. Ms. Bowman became a director of Chemical Bank on January 1, 2006. Ms. Bowman is also a community advisory board member. Ms. Bowman is a certified public accountant and co-owner of Bowman & Rogers, PC, an accounting and tax services company located in Lake City, Michigan.

James A. Currie, age 50, has been a director of Chemical Financial since August 1993 and is a member of the Compensation and Pension and Corporate Governance and Nominating Committees. Mr. Currie has served as a director of Chemical Bank since February 1992. Mr. Currie is an investor.

Thomas T. Huff, age 66, has served as a director of Chemical Financial since January 2004 and is a member of the Audit and Compensation and Pension Committees. Mr. Huff served as a director of Chemical Bank Shoreline (merged into Chemical Bank on December 31, 2005) from 1986 through December 31, 2005. Mr. Huff became a director of Chemical Bank on January 1, 2006 and is also a community advisory board member. From 1987 to 2002, Mr. Huff was a senior partner with the Varnum, Riddering, Schmidt and Howlett law firm. Mr. Huff is owner of Peregrine Realty LLC (a real estate development company) and Peregrine Restaurant Group LLC (owner of London Grill restaurants), and continues to practice law in Kalamazoo, Michigan.

Michael T. Laethem, age 50, has served as a director of Chemical Financial since January 1, 2006. Mr. Laethem has served as a director of Chemical Bank since January 2001 and is also a community advisory board member. Mr. Laethem has served on various subsidiary and advisory boards of Chemical Financial since 1993. Mr. Laethem is a certified public accountant and is also President of Farm Depot, Ltd, a company that purchases, sells and leases farm equipment, in Caro, Michigan.

Geoffery E. Merszei, age 57, has served as a director of Chemical Financial and Chemical Bank since January 1, 2006 and is a member of the Audit and Corporate Governance and Nominating Committees. Mr. Merszei is Executive Vice President and Chief Financial Officer and a director of The Dow Chemical Company (Dow), a diversified science and technology company that manufactures chemical, plastic and agricultural products. Mr. Merszei joined Dow in 1977 as a credit manager and progressed through various roles in the finance organization of the company, becoming Vice President and Treasurer in 1996. Mr. Merszei left Dow in 2001 and became Executive Vice President and Chief Financial Officer of Alcan Inc., a diversified company specializing in the production of aluminum, a provider of packaging, and metal trading. Mr. Merszei left Alcan Inc. and returned to Dow in July 2005 and became Executive Vice President and Chief Financial Officer of Dow and a member of its board of directors.

Terence F. Moore, age 65, has served as a director of Chemical Financial since January 1998 and is Chairman of the Audit Committee and a member of the Compensation and Pension and Corporate Governance and Nominating Committees. Mr. Moore has served as a director of Chemical Bank since February 1991. Mr. Moore is President Emeritus of MidMichigan Health. Mr. Moore served as President and Chief Executive Officer of MidMichigan Health in Midland, Michigan from 1982 until his retirement in June 2008. MidMichigan Health is a health care organization operating in central and northern Michigan. From 1977 to 1984, Mr. Moore was President and Chief Executive Officer of MidMichigan Medical Center in Midland, which is MidMichigan Health’s largest subsidiary.

Aloysius J. Oliver, age 68, has served as a director of Chemical Financial since January 1997 and served as Chairman of its board of directors from January 2002 until May 1, 2004. Mr. Oliver is a member of the Audit, Compensation and Pension and Corporate Governance and Nominating Committees. Mr. Oliver previously served as President and Chief Executive Officer of Chemical Financial from January 1997 until his retirement on December 31, 2001. Before being appointed

President and Chief Executive Officer of Chemical Financial, Mr. Oliver served as Executive Vice President and Secretary from January 1985 to December 1996. Mr. Oliver joined Chemical Financial from Chemical Bank in January 1985. Mr. Oliver joined Chemical Bank in 1957 and served in various management capacities. Mr. Oliver became Vice President and Cashier of Chemical Bank in 1975, Secretary to the board of directors in 1979 and Senior Vice President in 1981. Mr. Oliver became a director of Chemical Bank in August 1996.

David B. Ramaker, age 53, is Chairman, Chief Executive Officer and President of Chemical Financial. Mr. Ramaker was appointed Chief Executive Officer and President in January 2002 and Chairman in April 2006. Mr. Ramaker has been a director of Chemical Financial since October 2001. Mr. Ramaker also serves as Chairman, Chief Executive Officer and President of Chemical Bank. Mr. Ramaker joined Chemical Bank as Vice President on November 29, 1989. Mr. Ramaker became President of Chemical Bank Key State (consolidated into Chemical Bank) in October 1993. Mr. Ramaker became President and a member of the board of directors of Chemical Bank in September 1996 and Executive Vice President and Secretary to the board of Chemical Financial and Chief Executive Officer of Chemical Bank on January 1, 1997. Mr. Ramaker served as Chief Executive Officer and President of Chemical Bank until December 31, 2001. He resumed these positions on January 1, 2006. Mr. Ramaker became Chairman of the board of Chemical Bank in January 2002. During the last five years, Mr. Ramaker has served as a director of all of the Corporation’s subsidiaries. Mr. Ramaker is also a member of the Executive Management Committee of Chemical Financial.

Larry D. Stauffer, age 63, has served as a director of Chemical Financial and Chemical Bank since January 1, 2006. Mr. Stauffer served as a director of Chemical Bank West (merged into Chemical Bank on December 31, 2005) from May 2004 through December 31, 2005. Mr. Stauffer is also a community advisory board member. Mr. Stauffer served from 1984 to November 2007 as President of Auto Paint, Inc. and Auto Wares Tool Company, both divisions of Auto Wares Inc., an automotive parts distribution company that serves the Midwest section of the United States, headquartered in Grand Rapids, Michigan. In November 2007, Mr. Stauffer became an employee consultant of Auto Wares Inc.

William S. Stavropoulos, age 69, has been a director of Chemical Financial since August 1993 and a director of Chemical Bank since April 1992. Mr. Stavropoulos is a member of the Audit, Compensation and Pension and Corporate Governance and Nominating Committees. Mr. Stavropoulos is retired Chairman of the board of directors of The Dow Chemical Company (Dow), a diversified science and technology company that manufactures chemical, plastic and agricultural products. Mr. Stavropoulos joined Dow in 1967 and served in various senior management positions. Mr. Stavropoulos was named President of Dow Latin America in 1984, Group Vice President in 1987, Vice President in 1990, President of Dow U.S.A. in 1990, Senior Vice President in 1991, President and Chief Operating Officer in 1993, Chief Executive Officer in November 1995 and Chairman of the board of directors in November 2000. Mr. Stavropoulos was a member of the board of directors of Dow from July 1990 to March 2006. Mr. Stavropoulos served as President and Chief Executive Officer of Dow from 1995 to 2000 and was reappointed to that position in December 2002. In November 2003, Mr. Stavropoulos relinquished the position as President, in November 2004 he relinquished the position as Chief Executive Officer and he retired as Chairman of Dow on April 1, 2006. Mr. Stavropoulos is Chairman Emeritus of Dow. Mr. Stavropoulos is also a director of Maersk Inc., Teradata Corporation and Tyco International, Inc. and a trustee of the Fidelity Group of Funds.

Franklin C. Wheatlake, age 61, has served as a director of Chemical Financial and Chemical Bank since January 1, 2006 and is a member of the Audit and Compensation and Pension Committees. Mr. Wheatlake served as a director of Chemical Bank West (merged into Chemical Bank on December 31, 2005) from 2001 through December 31, 2005. Mr. Wheatlake is Chairman of Utility Supply and Construction Company, a company that provides supply chain, material distribution, logistics support and construction services to the electric and gas utility industry, and a dealer/principal of Reed City GMC Truck (d.b.a. Crossroads Chevrolet), an automobile/light truck dealership, both located in Reed City, Michigan.

Your Board of Directors Recommends that You Vote
FOR the Election of All Nominees as Directors

Committees of the Board of Directors

Among others, the board of directors has established the following three standing committees:

•	Audit Committee

•	Compensation and Pension Committee

•	Corporate Governance and Nominating Committee

Audit Committee. The Audit Committee of the Corporation serves in a dual capacity as the Audit Committee of the Corporation and Chemical Bank. The Audit Committee was established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee oversees the accounting and financial reporting processes on behalf of the boards of directors of the Corporation and Chemical Bank. The Audit Committee oversees the audit of the financial statements and is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged by the Corporation. The Audit Committee operates pursuant to a written charter, a current copy of which is available on Chemical Financial’s corporate website at www.chemicalbankmi.com under “Investor Information.” The Audit Committee is comprised solely of independent directors as defined by the Sarbanes-Oxley Act of 2002 and the Nasdaq Stock Market listing standards. The Audit Committee has a Pre-Approval Policy to pre-approve the audit and non-audit services performed by the independent registered public accounting firm. All services provided by the independent registered public accounting firm are either within general pre-approved limits or specifically approved by the Audit Committee. The general pre-approval limits are detailed as to each particular service and are limited by a specific dollar amount for each type of service per project. Subject to certain limitations, the authority to grant pre-approvals may be delegated to one or more members of the Audit Committee. The Pre-Approval Policy requires the Audit Committee to be informed of the services provided under the pre-approval guidelines at the next regularly scheduled Audit Committee meeting. The Audit Committee met seven times during 2008. During 2008, the Audit Committee was composed of Mr. Moore, Chairman, Ms. Bowman and Messrs. Anderson, Bernson, Huff, Merszei, Oliver, Stavropoulos and Wheatlake. Messrs. Anderson, Bernson, Merszei, Moore, Oliver and Stavropoulos are considered “audit committee financial experts” as defined by the Securities and Exchange Commission (SEC).

Compensation and Pension Committee.  The Compensation and Pension Committee reviews salaries, bonuses and other compensation of all officers of Chemical Financial and Chemical Bank, administers Chemical Financial’s share-based compensation plans, makes recommendations to the board of directors regarding the grants of share-based compensation awards under these plans, and annually reviews the Corporation’s benefit programs, including the pension, supplemental pension, nonqualified deferred compensation and 401(k) savings plans. All share-based compensation plans outstanding have been approved by the Corporation’s shareholders. The Compensation and Pension Committee operates pursuant to a written charter, a current copy of which is available on Chemical Financial’s corporate website at www.chemicalbankmi.com under “Investor Information.” The Compensation and Pension Committee is comprised solely of independent directors as defined by the Nasdaq Stock Market listing standards. The Compensation and Pension Committee met two times during 2008. During 2008, the Compensation and Pension Committee was composed of Mr. Anderson, Chairman, Ms. Bowman and Messrs. Bernson, Currie, Huff, Moore, Oliver, Stavropoulos and Wheatlake.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee oversees the Corporation’s corporate governance responsibilities on behalf of the board of directors and is responsible for the identification and recommendation of individuals qualified to become members of the board of directors for each vacancy that occurs and for each election of directors at an annual meeting of shareholders. The Corporate Governance and Nominating Committee operates pursuant to a written charter, a current copy of which is available on Chemical Financial’s corporate website at www.chemicalbankmi.com under “Investor Information.” The Corporate Governance and Nominating Committee met once during 2008. All members of the Corporate Governance and Nominating Committee are independent as defined by the Nasdaq Stock Market listing standards. During 2008, the Corporate Governance and Nominating Committee was composed of Mr. Anderson, Chairman, and Messrs. Bernson, Currie, Merszei, Moore, Oliver and Stavropoulos.

Board and Annual Meeting Attendance

During 2008, the Chemical Financial board of directors held five regular meetings and two special meetings. Twelve out of thirteen directors attended at least 75% of the aggregate number of meetings of the board of directors and meetings of committees on which they served during the year (during the periods that they served). The Corporation has a policy that requires all members of and nominees to the board of directors to attend the annual meeting each year. Twelve out of thirteen directors serving at April 21, 2008 attended the Corporation’s 2008 annual meeting held on that date.

Shareholder Nominations

The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders, directors, officers, third party search firms and other sources. Shareholders may recommend individual nominees for consideration by the Corporate Governance and Nominating Committee by communicating with the committee as described under the heading “Communicating with the Board.” The Corporate Governance and Nominating Committee will ultimately determine whether a shareholder recommendation will result in a nomination under this process. In considering potential nominees, the committee will review all candidates in the same manner, regardless of the source of the recommendation. In evaluating the skills and characteristics required of board members, the committee considers factors such as experience, diversity, potentials for conflicts of interest, independence, character and integrity, ability to devote sufficient time to board service, and capacity to represent the balanced, best interests of the shareholders as a group. Direct shareholder nominations may only be made by sending a notice to the Secretary of Chemical Financial that sets forth:

•	the name, age, business address and residence address of each nominee;

•	the principal occupation or employment of each nominee;

•	the number of shares of Chemical Financial common stock beneficially owned by each nominee;

•	a statement that each nominee is willing to be nominated and to serve if elected; and

•	such other information concerning each nominee as would be required to be provided in a proxy statement soliciting proxies for the election of each nominee.

You must send this notice to the Secretary of Chemical Financial not less than 120 days before the date of an annual meeting and not more than seven days following the date of notice of a special meeting called for election of directors. The Committee will evaluate and consider every nominee so proposed by a shareholder and report each such nomination and the Committee’s recommendation to the full board of directors. The Committee may also, in its discretion, consider shareholders’ informal recommendations of possible nominees. In considering possible candidates for election as a director, the Committee and the other directors will be guided by applicable rules and regulations, any specific criteria established by the Committee and the following criteria:

Each candidate should:

•	be chosen without regard to sex, race, religion or national origin;

•	be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

•	be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	possess substantial and significant experience that would be of particular importance to the Corporation in the performance of the duties of a director;

•	have sufficient time available to devote to the affairs of the Corporation in order to carry out the responsibilities of a director; and

•	have the capacity and desire to represent the balanced, best interests of the shareholders as a whole.

Communicating with the Board

Shareholders and interested parties may communicate with members of Chemical Financial’s board of directors by sending correspondence addressed to the board as a whole, a specific committee, or a specific board member c/o Joseph Torrence, Senior Vice President, Director of Human Resources, Chemical Financial Corporation, 333 E. Main Street, Midland, Michigan 48640. All correspondence will be forwarded directly to the applicable members of the board of directors.

Approval of the Proposed Amendment to the Restated Articles of Incorporation

The board of directors has unanimously approved, and recommends that the Corporation’s shareholders approve, the proposed amendment to the Restated Articles of Incorporation attached as Appendix A to this proxy statement. The board of directors determined the approval of the proposed amendment to authorize a limited class of preferred stock would be in the best interests of the Corporation and its shareholders. No class of preferred stock is presently authorized by the Corporation’s current Restated Articles of Incorporation.

One reason for proposing to authorize a limited class of preferred stock is to give the Corporation the ability to acquire an entity that has sold shares of preferred stock to the United States Department of the Treasury (Treasury) pursuant to Treasury’s Capital Purchase Program (CPP) established under the Troubled Assets Relief Program (TARP). If the Corporation determined in the future to acquire an entity that had participated in the CPP, then the Corporation would be required to issue shares of its preferred stock to the Treasury in substitution for the target entity’s preferred stock in order to complete the acquisition. While the Corporation evaluates strategic acquisition opportunities on an ongoing basis, as of the date of this proxy statement, the Corporation has no current plans to acquire an entity that has participated in the CPP.

Another reason for proposing to authorize a limited class of preferred stock is to give the Corporation the ability to participate in the TARP, or other similar government program that is established in the future, which may require the issuance of preferred stock, should the board of directors decide that such participation in the future is in the best interests of the Corporation and its shareholders. The Corporation currently does not intend to participate in the CPP. As previously announced, the Corporation expressly decided against participation in the CPP even though Treasury approved it for participation. However, given the current financial and credit crisis and the continued deterioration of the Michigan economy, specifically, and the United States economy, generally, the board of directors believes it is in the best interests of the Corporation and its shareholders for the Corporation to have the ability to participate in the TARP or other similar program in the future.

The proposed amendment does not allow the board of directors to issue preferred stock in its discretion. Rather, it limits the ability of the board of directors to issue preferred stock to the circumstances described above, namely: (i) in connection with the acquisition of an entity that has participated in a government sponsored program, or (ii) in connection with participation by the Corporation in a government sponsored program established in the future. These are the only circumstances under which the board of directors would be permitted to issue shares of preferred stock.

In these two limited circumstances, the proposed amendment would allow the board of directors to issue up to 200,000 shares of preferred stock without further shareholder approval. The board of directors would be able to determine the designations and relative voting, distribution, dividend, liquidation and other rights, preferences and limitations of the preferred stock, including, among other things: (i) the designation of each class or series and the number of shares in the class or series; (ii) the dividend rights, if any, of the class or series; (iii) the voting rights, if any (in addition to any prescribed by law), of the holders of shares of the class or series; (iv) the rights, if any, to convert or exchange the shares into or for other securities; (v) the conditions or restrictions, if any, on specified actions of the Corporation affecting the rights of the shares; (vi) the redemption provisions, if any, of the shares; (vii) the preference, if any, to which any class or series would be entitled in the event of the liquidation or distribution of the Corporation’s assets; and (viii) the provisions of a sinking fund, if any, provided for the redemption of the preferred stock.

The board of directors believes it is in the best interests of the Corporation and its shareholders to authorize a limited class of preferred stock. If approved, the proposed amendment would position the Corporation to be able to capitalize on future strategic acquisition opportunities and to respond effectively to future market conditions. The board of directors presently does not have any plan or proposal to issue preferred stock.

Your board of directors unanimously recommends that
you vote FOR approval of the Proposed Amendment
to the Restated Articles of Incorporation

Ownership of Chemical Financial Common Stock

Five Percent Shareholders

Listed below are the only entities known by management to have been the beneficial owners of more than 5% of the outstanding shares of Chemical Financial common stock as of December 31, 2008.

	Amount and Nature of Beneficial Ownership
	of Common Stock(1)
	Sole	Shared	Sole	Shared	Total
Name and Address of	Voting	Voting	Dispositive	Dispositive	Beneficial	Percent
Beneficial Owner	Power	Power	Power	Power(2)	Ownership	of Class

Dimensional Fund Advisors LP(3)	1,940,234	—	1,977,520	—	1,977,520	8.3%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746
Chemical Bank(4)	1,556,723	—	1,559,579	188,784	1,748,363	7.3%
Trust Department 333 E. Main Street Midland, MI 48640
Franklin Advisory Services, LLC and Affiliates(5)	1,467,809	—	1,522,909	—	1,522,909	6.4%
One Parker Plaza, 9th Floor Fort Lee, NJ 07024

Ownership of Chemical Financial Common Stock by Directors and Executive Officers

The following table sets forth information concerning the number of shares of Chemical Financial common stock held as of December 31, 2008, by each of Chemical Financial’s directors and nominees for director, each of the named executive officers who are included in the Summary Compensation Table, and all of Chemical Financial’s directors, nominees for director and executive officers as a group:

	Amount and Nature of Beneficial Ownership
	of Common Stock(1)
		Shared
	Sole Voting	Voting or		Stock Options	Total
Name of	and Dispositive	Dispositive		Exercisable	Beneficial		Percent
Beneficial Owner	Power	Power(2)		Within 60 Days	Ownership		of Class

G.E. Anderson	7,699	8,193			15,892		*
J.D. Bernson	—	20,903			20,903		*
N.A. Bowman	2,040	—			2,040		*
J.A. Currie	114,049	18,399			132,448		*
L.A. Gwizdala	673	39,730		26,990	67,393		*
T.T. Huff	12,832				12,832		*
K.W. Johnson	2,201			14,116	16,317		*
T.W. Kohn	24,269	8,034		22,258	54,561		*
M.T. Laethem	—	2,337			2,337		*
G.E. Merszei	—	8,000			8,000		*
T.F. Moore	—	13,717			13,717		*
A.J. Oliver	109,391	—			109,391		*
D.B. Ramaker	758	17,183		64,122	82,063		*
L.D. Stauffer	—	3,325			3,325		*
W.S. Stavropoulos	8,519	349,683	(6)		358,202	(6)	1.5%
J.E. Tomczyk	659	1,623		23,720	26,002		*
F.C. Wheatlake	299	81,995			82,294		*
All directors and executive officers as a group	287,420	584,392	(6)	170,335	1,042,147	(6)	4.3%

*	Less than 1%.

(1)	The numbers of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that, under applicable regulations, are considered to be otherwise beneficially owned by that person. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, has or shares voting power or dispositive power with respect to the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days. Shares held in various fiduciary capacities through the Trust Department of Chemical Bank are not included unless otherwise indicated. Chemical Financial and the directors and officers of Chemical Financial and Chemical Bank disclaim beneficial ownership of shares held by the Trust Department in fiduciary capacities.

(2)	These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right, and shares held by spouses and children over whom the listed person may have influence by reason of relationship. Shares held in fiduciary capacities by the Trust Department of Chemical Bank are not included unless otherwise indicated. The directors and officers of Chemical Financial may, by reason of their positions, be in a position to influence the voting or disposition of shares held in trust by Chemical Bank to some degree, but disclaim beneficial ownership of these shares.

(3)	This information is based on information filed with the Securities and Exchange Commission on Schedule 13G dated February 9, 2009. Dimensional Fund Advisors LP (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares of Chemical Financial common stock that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. Dimensional disclaims beneficial ownership of such securities.

(4)	This entity is the Trust and Investment Management Services department (Trust Department) of Chemical Bank. These numbers consist of certain shares held in various fiduciary capacities through the Trust Department of Chemical Bank. Chemical Bank also holds in various fiduciary capacities a total of 1,741,066 shares of Chemical Financial common stock over which it does not have voting or dispositive power and which are not included in these numbers. Chemical Financial and the directors and officers of Chemical Financial and Chemical Bank disclaim beneficial ownership of shares held by the Trust Department in a fiduciary capacity. Chemical Bank has a Trust Committee which reviews the fiduciary activities of the bank and has overall responsibility for evaluating and approving the fiduciary policies of the bank. The Trust Committee met five times in 2008 and during 2008 was composed of Mr. Ramaker, Chairman, Ms. Bowman and Messrs. Anderson, Currie, Huff, Merszei, Moore and Wheatlake.

(5)	This information is based on information filed with the Securities and Exchange Commission on Schedule 13G dated January 16, 2009. The Schedule 13G indicates 1,522,909 shares of Chemical Financial Corporation common stock are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of Franklin Advisory Services, LLC, a direct or indirect subsidiary of Franklin Resources, Inc. The filing also indicates that certain affiliates of Franklin Advisory Services, LLC, including Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr., each located at One Franklin Parkway, San Mateo, California 94403, may each be deemed to also beneficially own the 1,522,909 shares reported by Franklin Advisory Services, LLC, but disclaims such beneficial ownership.

(6)	These numbers include 349,683 shares owned by the Rollin M. Gerstacker Foundation as of December 31, 2008. Mr. Stavropoulos is a trustee of that foundation. Mr. Stavropoulos has no beneficial interest in the shares owned by the foundation and disclaims beneficial ownership of these shares.

Director Compensation

During 2008, Chemical Financial compensated its directors who were not employees of Chemical Financial or its subsidiary, Chemical Bank, with an annual retainer of $20,000, at the rate of $750 for every board and Audit Committee meeting attended and at the rate of $550 for all other committee meetings attended. In addition, during 2008, non-employee directors of Chemical Financial were compensated at a rate of $750 for every Chemical Bank Loan Committee meeting attended and $550 for all other Chemical Bank committee meetings attended. In 2008, community advisory directors were compensated with an annual retainer fee of $2,500 and at the rate of $200 for every meeting attended. Employees of Chemical Financial or Chemical Bank do not receive any compensation for serving on, or attending meetings of, the board of directors of Chemical Financial or Chemical Bank or any community advisory board or meetings of any of their committees.

On April 20, 2008, the shareholders approved the Chemical Financial Corporation Directors’ Deferred Stock Plan (DDSP), authorizing the issuance of up to 400,000 shares of Chemical Financial common stock. The DDSP provides benefits to non-employee directors of Chemical Financial in the form of an equity retainer that is required to be deferred annually and invested in stock units representing shares of Chemical Financial common stock. The equity retainer is 50% of the annual retainer of each non-employee director, or such greater percentage as determined by the board of directors. The annual retainer is a lump sum amount paid to each non-employee director for the director’s service throughout the year to Chemical Financial and its shareholders. For 2008, the annual retainer paid to each non-employee director was $20,000, of which the equity retainer was $10,000. The difference between the annual retainer and the equity retainer is the cash retainer. The DDSP allows each non-employee director to voluntarily defer the cash retainer and/or all or any portion of director fees and invest in stock units representing shares of Chemical Financial common stock. The amount of the annual retainer and director fees contributed to the DDSP are vested immediately. The deferral election must be made before the beginning of a plan year. The DDSP is an unfunded supplemental nonqualified deferred compensation plan that complies with Internal Revenue Code Section 409A.

The equity retainer and any cash retainer voluntarily contributed to the DDSP are converted to stock units on the date paid. Any director fees that are voluntarily contributed to the DDSP are converted to stock units on the date Chemical Financial pays its next quarterly cash dividend. The number of stock units credited to each participating director’s account is determined by dividing the dollar amount of the equity retainer and any deferred cash retainer by the market value of a single share of Chemical Financial common stock on the date the annual retainer is paid, and by dividing the dollar amount of any deferred fees by the market value of a single share of Chemical Financial common stock on the next regular cash dividend payment date. Each participating director’s account is also credited with dividend equivalents on each date Chemical Financial pays cash dividends. Dividend equivalents are a number of stock units equal to the number of shares of common stock that have a market value equal to the amount of any cash dividends that would have been paid to a shareholders owning the number of shares of common stock represented by stock units in a participating director’s account on each cash dividend payment date.

Distributions will be made in common stock of Chemical Financial equal to the number of stock units in the participating director’s account. Any fractional shares will be paid in cash. Distributions will not be made until a director retires or terminates service as a director or upon the death of the director or a change in control of Chemical Financial. For common stock issued upon a director’s retirement from or termination of service, the director has a choice to receive the shares in a lump sum or in five annual installments. A director must make an irrevocable election between the lump sum and five annual installments at the time the director begins participating in the DDSP. The election is irrevocable and applies to all future deferral elections. Upon a change of control of Chemical Financial or death of the director, shares will be issued in a lump sum. Chemical Financial may also permit a distribution to a participating director due to an unforeseeable emergency.

Messrs. Laethem and Stauffer were the only two directors during 2008 that made voluntary contributions to the plan.

The board of directors adopted the Chemical Financial Corporation Plan for Deferral of Directors’ Fees in 1982 (prior plan). The prior plan was available to all directors of Chemical Financial and its subsidiaries who receive fees, including community advisory directors through December 31, 2008. Effective December 31, 2008, the prior plan was closed to new participants. Under the prior plan, directors and community advisory directors that participate in the prior plan must elect before December 31 of each year to defer either 50% or 100% of fees to be earned in the following year. Those fees will be paid out in any number of calendar years from one to ten commencing during or following the year the director ceases to be a director or the year after the director attains age 70. During the deferral period, the prior plan provides that the Corporation shall accrue to the directors or community advisory directors interest on the accumulated amount of deferred fees at the rate paid by Chemical Bank on a variable rate money market savings account. Mr. Stauffer was the only director of the Corporation who elected to defer any compensation under the prior plan during 2008. As of December 31, 2008, Ms. Bowman and Mr. Stauffer were the only Chemical Financial directors who were participants in the prior plan.

2008 DIRECTOR COMPENSATION

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
Name	in Cash(1)	Awards(2)	Awards	Compensation	Earnings	Compensation(3)	Total

Gary E. Anderson	$32,950	$10,000					$42,950
J. Daniel Bernson	32,050	10,000					42,050
Nancy Bowman	30,350	10,000					40,350
James A. Currie	21,300	10,000					31,300
Thomas T. Huff	38,050	10,000					48,050
Michael T. Laethem	20,700	19,350					40,050
Geoffery E. Merszei	20,250	10,000					30,250
Terence F. Moore	33,700	10,000					43,700
Aloysius J. Oliver	32,800	10,000					42,800
Larry D. Stauffer	20,850	18,050					38,900
William S. Stavropoulos	20,850	10,000					30,850
Franklin C. Wheatlake	32,600	10,000					42,600

(1)	Represents the aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees, and meeting fees. Mr. Stauffer elected to voluntarily defer 100% of his cash payments under the Chemical Financial Corporation Plan for Deferral of Directors’ Fees.

(2)	Represents the value of the shares of common stock underlying the stock units on the date the annual retainer is paid, in the case of the equity retainer and any deferred cash retainer, and on the date of the next regular cash dividend payment date after the date fees are paid, in the case of fees. Amounts include the $10,000 equity retainer and voluntary deferrals of the cash retainer or fees by Messrs. Laethem and Stauffer pursuant to the DDSP.

(3)	In accordance with SEC regulation, perquisites that in the aggregate total less than $10,000 are not required to be disclosed.

Compensation Discussion and Analysis

Overview

The Compensation and Pension Committee (the “Committee”) assists the board of directors in discharging its responsibilities relating to executive compensation and in fulfilling its responsibilities relating to Chemical Financial’s compensation and benefit programs and policies. The Committee administers and makes recommendations with respect to Chemical Financial’s compensation plans and reviews and approves the compensation of executive and senior officers. The Committee currently consists of nine directors, all of whom are independent under applicable Nasdaq Stock Market and SEC standards. The Committee receives recommendations from Chemical Financial’s Chief Executive Officer regarding the compensation of executive and senior officers (other than the Chief Executive Officer). All executive and senior officers of Chemical Financial are eligible to participate in the same executive compensation plans that are available to the Chief Executive Officer, with the exception of the supplemental pension plan.

Compensation Philosophy and Objectives

The Committee considers return on assets, net income and growth in earnings per share to be the primary ratios in measuring financial performance. Chemical Financial’s philosophy is to maximize long-term return to shareholders consistent with its commitments to maintain the safety and soundness of the institution and provide the highest possible level of service at a fair price to the customers and communities that it serves. To do this, the Committee believes Chemical Financial must provide competitive salaries and appropriate incentives to achieve long-term shareholder return. The Corporation’s executive compensation policies are designed to achieve four primary objectives:

•	attract and retain well-qualified executives who will lead the Corporation and inspire superior performance;

•	provide incentives for achievement of corporate goals and individual performance;

•	provide incentives for achievement of long-term shareholder return; and

•	align the interests of management with those of the shareholders to encourage continuing increases in shareholder value.

The Committee’s goal is to effectively balance salaries with potential compensation that is performance-based commensurate with an officer’s individual management responsibilities and potential for future contribution to corporate objectives. The portion of total compensation that is based on corporate performance and long-term shareholder return increases as an executive’s responsibilities increase.

Elements of Compensation

Chemical Financial’s executive compensation program has consisted primarily of the following elements: (i) base salary and benefits; (ii) annual cash bonus incentives; (iii) longer-term equity-based incentives in the form of stock options and restricted stock performance units; and (iv) participation in the Corporation’s retirement plans. Each component of compensation is intended to accomplish one or more of the compensation objectives discussed above.

Base Salary and Benefits. To attract and retain officers with exceptional abilities and talent, annual base salaries are set to provide competitive levels of compensation. The Committee considers each officer’s performance, current compensation and responsibilities within the Corporation. The Committee determines base salaries by periodically collecting information from other bank holding companies within its peer group for comparison. The Committee also considers past individual performance and achievements when establishing base salaries. The Committee does not give specific weight to any particular factor, although the most weight is given to net income, credit quality and the management of risk.

Annual Cash Bonus Incentives.  Annual cash bonus incentives are used to reward executive and senior officers for the Corporation’s overall financial performance, taking into consideration individual performance.

Beginning in 2008, the Corporation implemented a formula approach for awarding cash bonuses to named executive officers. For each named executive officer, the Committee set a bonus target as a percentage of salary. For 2008, the bonus targets as a percentage of salary for each of the named executive officers were as follows: Mr. Ramaker — 70%; Ms. Gwizdala — 50%; Mr. Kohn — 50%; Mr. Tomczyk — 40%; and Mr. Johnson — 40%. The Committee may change the bonus targets each year.

After determining the bonus target for each named executive officer, the Committee then weighted the amount of the bonus between achievement of financial performance goals by the Corporation and achievement of individual goals. For 2008, the weighting for each of the named executive officers was as follows: Mr. Ramaker — 80% (financial performance goals), 20%

(individual goals); Ms. Gwizdala — 70% (financial performance goals), 30% (individual goals); Mr. Kohn — 70% (financial performance goals), 30% (individual goals); Mr. Tomczyk — 60% (financial performance goals), 40% (individual goals); and Mr. Johnson — 70% (financial performance goals), 30% (individual goals). The Committee at its own discretion may change the weighting between financial performance goals and individual goals each year.

The Committee further weighted the bonus amount for achievement of financial performance goals by the Corporation among specified goals. For 2008, the specific goals and weighting were as follows: earnings per share growth (50%), level of nonperforming assets (25%), and amount of noninterest expense (25%). The Committee at its own discretion may change the specific goals and weightings each year.

For named executive officers other than the Chief Executive Officer, the Chief Executive Officer recommends the individual goals to the Committee. The Committee reviews, modifies, and approves the recommendations of the Chief Executive Officer. The Committee determines the individual goals for the Chief Executive Officer.

If all of the financial performance goals were met and a named executive officer met all of his or her individual goals, then the named executive officer would have been paid the full amount of his or her bonus target. If some, but not all, of the financial performance goals or individual goals were met, then the named executive officer’s bonus amount would have been reduced by the weighting given each goal. For example, using 2008 weightings, if the earnings per share goal is not met, then the amount of each named executive officer’s bonus weighted to achievement of financial performance goals would have been reduced by 50%. If none of the financial performance goals were met and a named executive officer did not meet his or her individual goals, then the named executive officer would not have been paid a bonus. The Committee may also reduce each named executive officer’s bonus amount based on other factors it considers relevant.

For 2008, none of the financial performance goals were met and none of the named executive officers were paid any amount of bonus weighted to achievement of those goals. Each named executive officer did meet each of his or her individual goals and were paid a bonus based on meeting those goals. However, given the financial performance of the Corporation during 2008, the Committee reduced the amount of the bonus related to achievement of the individual goals.

Longer-Term Equity-Based Incentives. A portion of potential career compensation is also linked to corporate performance through equity-based compensation awards, including stock options and restricted stock performance units. Other forms of equity-based compensation may be awarded by the Committee. Awards under Chemical Financial’s equity-based compensation plan are designed to:

•	more closely align executive officer and shareholder interests;

•	reward officers for building shareholder value;

•	reward officers for the achievement of targeted earnings per share levels; and

•	encourage long-term investment in the Corporation by participating officers.

The Committee believes that stock ownership by management has been demonstrated to be beneficial to shareholders and stock options have been granted by Chemical Financial to officers pursuant to various plans for many years. The Committee administers all aspects of these plans and also has authority to determine the individuals to whom and the terms upon which equity-based compensation awards are granted.

Beginning in 2008, the Corporation implemented a formula approach for awarding equity-based compensation. For each named executive officer, the Committee set a target for equity-based compensation based on a percentage of base salary. For 2008, the targets as a percentage of base salary for each named executive officer were as follows: Mr. Ramaker — 100%; Ms. Gwizdala — 70%; Mr. Kohn — 70%; Mr. Tomczyk — 60%; and Mr. Johnson — 50%. The targets set by the Committee are calculated using the market value of the Corporation’s common stock.

After determining the equity-based compensation target for each named executive officer, the Committee then allocated the total target amount between stock options and restricted stock performance units. For 2008, the allocation for each named executive officer was as follows: Mr. Ramaker — 40% (stock options), 60% (restricted stock performance units); Ms. Gwizdala — 50% (stock options), 50% (restricted stock performance units); Mr. Kohn — 50% (stock options), 50% (restricted stock performance units); Mr. Tomczyk — 60% (stock options), 40% (restricted stock performance units); and Mr. Johnson — 60% (stock options), 40% (restricted stock performance units).

The variable used to determine the amount of stock options and restricted stock performance units awarded is the market price of one share of Chemical Financial common stock on the date of the award. For example, assume the following: (i) the market price of one share of Chemical Financial common stock was $25 on the date that the options and restricted stock performance units were awarded to a named executive officer, (ii) the named executive officer’s base salary was $200,000 annually, (iii) the Committee set a target of 70% of base salary for the named executive officer, and (iv) the named executive officer’s allocation was 50% (stock options) and 50% (restricted stock performance units). The named executive officer would have been awarded approximately 2,800 stock options and 2,800 restricted stock performance units.

In 2008, the Committee granted awards of stock options to purchase 17,611 shares to the named executive officers. The Committee has no policy as to timing of awards of stock options. All stock option awards have been made at the market value of Chemical Financial’s common stock on the date of grant. Stock options are generally granted for a term of 10 years. All stock options permit the exercise price to be paid by delivery of cash, and the Committee has also approved the payment of the exercise price by surrendering shares of common stock. The stock options granted in 2008 vest in one-third increments on each anniversary date of the award over the first three years of the option term. Vesting of stock options may be accelerated upon certain events, including a change in control of the Corporation.

In 2008, the Committee granted 19,024 restricted stock performance units to the named executive officers. The restricted stock performance units vest at December 31, 2010 if any of the predetermined targeted earnings per share levels are achieved in 2010. The restricted stock performance units vest from 0.5x to 2x the number of units originally granted depending on which, if any, of the predetermined targeted earnings per share levels are met in 2010. Upon vesting, the restricted stock performance units will be converted to shares of the Corporation’s stock on a one-to-one basis. However, if the minimum earnings per share performance level is not achieved in 2010, no shares will be issued.

Retirement Plans. Chemical Financial has a qualified pension plan (“Pension Plan”) that covers certain employees, a 401(k) savings plan that covers all employees and a supplemental retirement plan currently covering only the Chief Executive Officer. The Committee believes that Chemical’s retirement plans encourage long-term commitment by the Corporation’s officers and assist Chemical Financial in attracting and retaining talented executives.

The Pension Plan was frozen as of June 30, 2006 for employees with less than 15 years of vested service or whose age plus years of vested service were less than 65 as of June 30, 2006 (non-grandfathered employees). At June 30, 2006, approximately two-thirds of the Corporation’s salaried employees were non-grandfathered employees. As of that date, no additional Pension Plan benefits will be earned by non-grandfathered employees. On July 1, 2006, non-grandfathered employees began receiving four percent of their eligible pay as a contribution to a defined contribution plan. Pension Plan benefits for remaining eligible employees (grandfathered employees) as of June 30, 2006 were not changed and grandfathered employees will continue to accrue benefits based on their salary and years of credited service. At December 31, 2008, 325 employees were grandfathered employees and thus earning benefits under the Pension Plan.

Pension Plan benefits are based on the annual base salary of eligible employees as of January 1 of each year. Upon retirement at age 65, a retiree will receive an annual benefit of 1.52% of his or her average annual base salary for the five highest consecutive years during the ten years preceding his or her date of retirement, multiplied by the retiree’s number of years of credited service (subject to a maximum of 30 years). Benefits at retirement ages under 65 are also determined based upon length of service and pay, as adjusted in accordance with the Pension Plan. The Pension Plan provides for vesting of benefits after attaining five years of service, disability and death benefits, and optional joint and survivor benefits for the employee and his or her spouse. Additionally, unreduced Pension Plan benefits are available for retirement at age 60 and above when the retiree’s age plus vested years of service sums at least 85. Pension Plan benefits for non-grandfathered employees will be based on years of credited service as of June 30, 2006 and generally average annual base salary as of January 1 for the five years preceding June 30, 2006.

The Internal Revenue Code limits both the amount of eligible compensation for benefit calculation purposes and the annual benefits that may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974 (ERISA), Chemical Financial established a supplemental pension plan, the Chemical Financial Corporation Supplemental Pension Plan (Supplemental Plan) that provides for the payment to certain executive officers of Chemical Financial, as determined by the Committee, of the benefits to which they would have been entitled, calculated under the provisions of the Pension Plan, as if the limits imposed by the Internal Revenue Code did not apply. Currently, only the Chief Executive Officer is a participant in the Supplemental Plan. Under the Supplemental Plan, participant benefits would be payable in a lump sum upon a change in control if the applicable participant was not eligible to retire at the time of the change in control. The Committee believes the triggering event of a simple change of control is appropriate under these circumstances because new management could terminate the Supplemental Plan and eliminate significant previously accumulated benefits.

Stock Ownership Guidelines

In 2008, the Committee implemented stock ownership guidelines that set forth the expected investment in shares of Chemical Financial common stock for, among others, the named executive officers. Expected ownership is expressed as a percentage of the named executive officer’s base salary as determined from time to time. The expected ownership for the named executive officers is as follows: Mr. Ramaker — 300%; Ms. Gwizdala — 100%; Mr. Kohn — 100%; Mr. Tomczyk — 100%; and Mr. Johnson — 100%. Stock ownership is determined in the same manner as beneficial ownership is determined under the rules of the Commission. Other than Mr. Ramaker, each named executive officer is allowed three years from the date the guidelines first became applicable to him or her to achieve the expected stock ownership. Mr. Ramaker is allowed five years from the date the guidelines first became applicable to him to achieve the expected stock ownership.

Impact of Accounting and Tax Treatment on Compensation

All stock options granted by Chemical Financial under plans not associated with acquisitions of other companies during the last decade have been nonstatutory stock options, such that the Corporation receives a tax deduction for income deemed to be received by officers upon exercise of such options. Primarily to reduce non-cash compensation expense that Chemical Financial would have had to record in future fiscal periods, the board of directors accelerated the vesting of unvested stock options previously awarded to officers of Chemical Financial in December 2005.

Section 162(m) of the Internal Revenue Code places a limit on the deductibility for federal income tax purposes of the compensation paid to the named executive officers set forth in the Summary Compensation Table who were employed by Chemical Financial on the last day of its taxable year. Under Section 162(m), compensation paid to such persons in excess of $1 million in a taxable year is not generally deductible. However, compensation that qualifies as “performance-based” as determined under Section 162(m) does not count against the $1 million limitation. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goal under which compensation may be paid be disclosed to and approved by Chemical Financial’s shareholders. For purposes of Section 162(m) the material terms include: (a) the employees eligible to receive compensation; (b) a description of the business criteria on which the performance goal is based; and (c) the maximum amount of compensation that can be paid to an employee under the performance goal. The Chemical Financial Corporation Stock Incentive Plan of 2006 satisfies the requirements of Section 162(m) of the Code. Due to the relatively conservative amount of annual compensation, Chemical Financial believes its compensation policies reflect due consideration of Section 162(m).

Executive Compensation

Summary of Executive Compensation

The following table shows information concerning the compensation earned from Chemical Financial or its subsidiaries during the three years ended December 31, 2008, by the Chief Executive Officer, the Chief Financial Officer and each of Chemical Financial’s three most highly compensated executive officers who served in positions other than Chief Executive Officer or Chief Financial Officer at December 31, 2008 (the “named executive officers”). The positions listed in the table are those in which the applicable officer served at December 31, 2008.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary(1)	Bonus	Awards	Awards(2)	Compensation	Earnings(3)	Compensation(4)	Total

David B. Ramaker	2008	$382,217	$30,150		$83,918		$131,000	$4,849	$632,134
Chairman, President and	2007	322,000	40,150		33,440		63,000	4,983	463,573
Chief Executive Officer of	2006	310,000	30,150		—		73,000	4,883	418,033
the Corporation
Lori A. Gwizdala	2008	$231,750	$24,150		$38,088		$76,000	$4,583	$374,571
Executive Vice President,	2007	207,500	24,150		13,514		26,000	4,465	275,629
Chief Financial Officer and	2006	201,000	18,150		—		37,000	4,330	260,480
Treasurer of the Corporation
Thomas W. Kohn	2008	$206,807	$17,150		$34,557		$86,000	$4,619	$349,133
Executive Vice President of	2007	165,250	22,150		13,514		31,000	3,788	235,702
Community Banking and	2006	157,981	19,150		—		48,000	3,643	228,774
Secretary of the Corporation
James E. Tomczyk	2008	$195,637	$21,150		$25,271		$6,000	$4,816	$252,874
Executive Vice President and	2007	164,750	20,150		13,000		—	10,788	208,688
Senior Credit Officer of	2006	159,500	15,150		5,295		7,000	6,863	193,808
Chemical Bank
Kenneth W. Johnson	2008	$183,385	$22,150		$20,281		$3,000	$3,983	$232,799
Executive Vice President and	2007	154,500	18,150		7,862		—	9,543	190,055
Director of Bank Operations	2006	127,885	12,650		—		3,000	5,362	148,897
of Chemical Bank

(1)	Includes salary deferred under the Chemical Financial Corporation 401(k) Savings Plan and the Chemical Financial Corporation Nonqualified Deferred Compensation Plan.

(2)	This amount represents the dollar amount of compensation cost recognized by the Corporation, computed in accordance with Financial Accounting Standards Board Statement No. 123(R), “Share-Based Payment” (SFAS 123(R)) related to the current year vesting of options for each named executive officer that were granted in the current and prior years. For a discussion of the valuation assumptions, see Note 18 to the Corporation’s 2008 consolidated financial statements included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008. The per share exercise price of each option award was equal to the market value of Chemical Financial common stock on the date each option was granted.

(3)	This amount is the change in the actuarial present value of the named executive officer’s accumulated benefit under the Corporation’s defined benefit plan, and in addition, the Corporation’s supplemental plan for Mr. Ramaker. A negative change in the actuarial present value is included in the table as zero. Negative changes in pension value during 2007 were as follows: Mr. Tomczyk, $2,000 and Mr. Johnson, $4,000. The discount rate used to present value benefits was 6.5% at December 31, 2008 and December 31, 2007 and 6.0% at December 31, 2006. Mr. Ramaker is the only active employee who is a participant in the supplemental pension plan. The Corporation has a noncontributory defined benefit pension plan, the Chemical Financial Corporation Employees’ Pension Plan (Pension Plan) that covered 325 employees at December 31, 2008. As of June 30, 2006, a partial freeze of the Pension Plan became effective. Employees with less than 15 years of vested service (as defined in the Pension Plan) or whose combined age and years of vested service totaled less than 65 (non-grandfathered employees) as of June 30, 2006, had their Pension Plan benefits frozen as of that date. For all other Pension Plan eligible employees (grandfathered employees), the benefits under the Pension Plan remained the same and these employees will continue to accrue Pension Plan benefits. Messrs. Ramaker and Kohn, and Ms. Gwizdala are grandfathered employees for purposes of future benefit accruals under the Pension Plan. Messrs. Tomczyk and Johnson are non-grandfathered employees.

Approximately two-thirds of the participants in the Pension Plan had their benefits frozen as of June 30, 2006. Non-grandfathered employees began receiving four percent of their eligible pay as a contribution to a defined contribution plan beginning July 1, 2006. Normal retirement benefits of the Pension Plan are based on years of service and the employee’s average annual pay for the five highest consecutive years during the ten years preceding retirement under the Pension Plan. Pension Plan benefits are based on annual base salary of employees as of January 1 each year. The amount shown under the caption “Salary” in the Summary Compensation Table in this proxy statement is representative of the most recent calendar year compensation used in calculating average pay in the Pension Plan. Upon retirement at age 65, a grandfathered employee will receive an annual benefit of 1.52% of his or her average annual base salary for the five highest consecutive years during the ten years preceding his or her date of retirement, multiplied by the retiree’s number of years of credited service (subject to a maximum of 30 years). Benefits at retirement ages under 65 are also determined based upon length of service and pay, as adjusted in accordance with the Pension Plan. Unreduced retirement benefits are available at ages between 60 and 65, when the retiree’s age plus vested years of service total at least 85. The Pension Plan provides for vesting of benefits after attaining five years of service, disability and death benefits, and optional joint and survivor benefits for the employee and his or her spouse.

(4)	All Other Compensation consists only of employer contributions to the 401(k) Savings Plan and the taxable portion of employer paid premiums for life insurance. In accordance with SEC regulations, perquisites that in the aggregate total less than $10,000 per named executive officer are not required to be disclosed.

Equity-Based Awards and Values

Certain named executive officers were granted stock-based compensation awards during 2008. The following tables provide information concerning stock options and restricted stock performance units granted during 2008, unexercised stock options held at December 31, 2008 and stock options exercised by the named executive officers during 2008:

Grants of Plan-Based Awards

								All Other	All Other
								Stock	Option
								Awards:	Awards:		Grant
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	Exercise or	Date Fair
		Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Base Price	Value of
		Plan Awards			Plan Awards(1)			Stock or	Underlying	of Option	Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Option
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Share)	Awards(2)

David B. Ramaker	2/25/08				4,676	9,353	18,706		6,235	$24.52	$38,969
Lori A. Gwizdala	2/25/08				1,654	3,308	6,616		3,308	24.52	20,675
Thomas W. Kohn	2/25/08				1,476	2,952	5,904		2,952	24.52	18,450
James E. Tomczyk	2/25/08				957	1,915	3,830		2,872	24.52	17,950
Kenneth W. Johnson	2/25/08				748	1,496	2,992		2,244	24.52	14,025

(1)	Under the Stock Incentive Plan of 2006, the named executive officers above can earn equity awards based upon the Corporation’s achievement of specified earnings per share goals in 2010. The Compensation and Pension Committee determined the threshold, target and maximum number of shares of the Corporation’s common stock issuable under the plan. The number of shares issued is conditioned on the Corporation achieving a minimum or “threshold” earnings per share level in 2010 and therefore, no shares will be issued if the minimum or threshold performance level is not met in 2010. The Compensation and Pension Committee established the performance earnings per share goals at the beginning of 2008 for 2010 earnings per share.

(2)	Grant date fair values of equity-based compensation awards are computed in accordance with SFAS 123(R).

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

	Option Awards							Stock Awards
											Equity
											Incentive
										Equity	Plan
				Equity						Incentive	Awards:
				Incentive						Plan	Market
				Plan						Awards:	or Payout
				Awards:					Market	Number of	Value of
	Number of	Number of		Number of				Number of	Value of	Unearned	Unearned
	Securities	Securities		Securities				Shares or	Shares or	Shares,	Shares, Units
	Underlying	Underlying		Underlying				Units of	Units of	Units or	or Other
	Unexercised	Unexercised		Unexercised	Option	Option	Option	Stock That	Stock That	Other Rights	Rights That
	Options	Options		Unearned	Grant	Exercise	Expiration	Have Not	Have Not	That Have	Have Not
Name	Exercisable	Unexercisable(1)		Options	Date	Price	Date	Vested	Vested	Not Vested(2)	Vested(3)

David B. Ramaker	2,422			10/15/01	$23.63	10/15/11
	5,512			12/09/02	27.78	12/09/12
	8,400			12/12/03	35.67	12/12/13
	15,750			12/13/04	39.69	12/13/14
	20,000			12/20/05	32.28	12/20/15
	12,038	24,077	(a)	07/20/07	24.78	07/20/17
		6,235	(b)	02/25/08	24.52	02/25/18
										4,677	$130,395

Lori A. Gwizdala	4,725			12/12/03	$35.67	12/12/13
	8,400			12/13/04	39.69	12/13/14
	9,000			12/20/05	32.28	12/20/15
	4,865	9,730	(c)	07/20/07	24.78	07/20/17
		3,308	(d)	02/25/08	24.52	02/25/18
										1,654	$46,114

Thomas W. Kohn	2,756			12/09/02	$27.78	12/09/12
	2,887			12/12/03	35.67	12/12/13
	5,250			12/13/04	39.69	12/13/14
	6,500			12/20/05	32.28	12/20/15
	4,865	9,730	(e)	07/20/07	24.78	07/20/17
		2,952	(f)	02/25/08	24.52	02/25/18
										1,476	$41,151

James E. Tomczyk	1,555			01/25/00	$23.14	01/25/10
	1,389			10/15/01	23.63	10/15/11
	2,756			12/09/02	27.78	12/09/12
	2,887			12/12/03	35.67	12/12/13
	5,250			12/13/04	39.69	12/13/14
	6,500			12/20/05	32.28	12/20/15
	3,383	6,766	(g)	07/20/07	24.78	07/20/17
		2,872	(h)	02/25/08	24.52	02/25/18
										748	$20,854

Kenneth W. Johnson	1,157			10/15/01	$23.63	10/15/11
	1,653			12/09/02	27.78	12/09/12
	1,837			12/12/03	35.67	12/12/13
	3,150			12/13/04	39.69	12/13/14
	3,500			12/20/05	32.28	12/20/15
	2,819	5,639	(i)	07/20/07	24.78	07/20/17
		2,244	(j)	02/25/08	24.52	02/25/18
										958	$26,709

(1)	The vesting dates for options reported in this column are as follows:

(a) 12,038 on 7/20/09 and 12,039 on 7/20/10

(b) 2,078 on 2/25/09, 2,078 on 2/25/10 and 2,079 on 2/25/11

(c) 4,865 on 7/20/09 and 4,865 on 7/20/10

(d) 1,102 on 2/25/09, 1,103 on 2/25/10 and 1,103 on 2/25/11

(e) 4,865 on 7/20/09 and 4,865 on 7/20/10

(f) 984 on 2/25/09, 984 on 2/25/10 and 984 on 2/25/11

(g) 3,383 on 7/20/09 and 3,383 on 7/20/10

(h) 957 on 2/25/09, 957 on 2/25/10 and 958 on 2/25/11

(i) 2,819 on 7/20/09 and 2,820 on 7/20/10

(j) 748 on 2/25/09, 748 on 2/25/10 and 748 on 2/25/11

(2)	The number of unearned shares represents the minimum or “threshold” issuable under the Stock Incentive Plan of 2006. The number of shares issued is conditioned on the Corporation achieving a minimum or threshold earnings per share level in 2010 and, therefore, no shares will be issued if the minimum or threshold performance level is not met in 2010.

(3)	The market value of unearned shares was computed by multiplying the number of unearned shares in the column to the left in this table by the closing price of Chemical Financial Corporation’s common stock on The Nasdaq Stock Market® at December 31, 2008 of $27.88 per share.

2008 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares Acquired	Realized on	Shares Acquired	Realized on
Name	on Exercise(1)	Exercise	on Vesting	Vesting

David B. Ramaker	5,911	$25,054
Lori A. Gwizdala	10,274	57,277
Thomas W. Kohn	5,126	28,814
James E. Tomczyk	—	—
Kenneth W. Johnson	—	—

(1)	The number of shares shown is the gross number of shares covered by options exercised. Officers may deliver other shares owned in payment of the option price and shares may be withheld for tax withholding purposes, resulting in a smaller net increase in their share holdings.

Pension Benefits in 2008

The following table provides information concerning pension benefits for the named executive officers.

PENSION BENEFITS

		Number	Present Value	Payments
		of Years of	of Accumulated	During Last
Name	Plan Name	Credited Service	Benefit	Fiscal Year

David B. Ramaker	Employees’ Pension Plan	19.2	$489,000	$—
	Supplemental Pension Plan	19.2	224,000	—
Lori A. Gwizdala	Employees’ Pension Plan	24.0	493,000	—
Thomas W. Kohn	Employees’ Pension Plan	22.2	475,000	—
James E. Tomczyk	Employees’ Pension Plan	7.4	104,000	—
Kenneth W. Johnson	Employees’ Pension Plan	11.5	55,000	—

Chemical Financial has a noncontributory defined benefit pension plan that is qualified for federal tax purposes, the Chemical Financial Corporation Employees’ Pension Plan (Pension Plan) and is considered a tax-qualified retirement plan. Chemical Financial has the authority to change or terminate the Pension Plan at any time. The Internal Revenue Code limits both the amount of eligible compensation for benefit calculation purposes and the annual benefits that may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974 (ERISA), Chemical Financial established a supplemental pension plan, the Chemical Financial Corporation Supplemental Pension Plan (Supplemental Plan) that provides for the payment to certain executive officers of Chemical Financial, as determined by the Compensation and Pension Committee, of the benefits to which they would have been entitled, calculated under the provisions of the Pension Plan, as if the limits imposed by the Internal Revenue Code did not apply. As of December 31, 2008, Mr. Ramaker was the only active employee eligible for benefits under the Supplemental Plan.

The Pension Plan was frozen as of June 30, 2006 for employees with less than 15 years of service or whose age plus years of service were less than 65 as of June 30, 2006 (non-grandfathered employees). At June 30, 2006, approximately two-thirds of the Corporation’s salaried employees were non-grandfathered employees. As of that date, no additional Pension Plan benefits will be earned by non-grandfathered employees. On July 1, 2006, non-grandfathered employees began receiving four percent of their eligible pay as a contribution to a defined contribution plan. Pension Plan benefits for remaining eligible employees (grandfathered employees) as of June 30, 2006 were not changed and grandfathered employees will continue to accrue benefits based on their salary and years of credited service.

Pension Plan benefits are based on the annual base salary of eligible employees as of January 1 of each year. The amount shown under the caption “Salary” in the Summary Compensation Table in this proxy statement is representative of the most recent calendar year compensation used in calculating average pay under the Pension Plan. Upon retirement at age 65, a retiree will receive an annual benefit of 1.52% of his or her average annual base salary for the five highest consecutive years during the ten years preceding his or her date of retirement, multiplied by the retiree’s number of years of credited service (subject to a maximum of 30 years). Benefits at retirement ages under 65 are also determined based upon length of service and pay, as adjusted in accordance with the Pension Plan. The Pension Plan provides for vesting of benefits after attaining five years of service, disability and death benefits, and optional joint and survivor benefits for the employee and his or her spouse. Additionally, unreduced Pension Plan benefits are available for retirement at age 60 and above when the retiree’s age plus vested years of service sums at least 85. Pension Plan benefits for non-grandfathered employees will be based on years of credited service as of June 30, 2006 and generally average annual base salary as of January 1 for the five years preceding June 30, 2006. Messrs. Tomczyk’s and Johnson’s pension benefits were frozen as of June 30, 2006.

The present value of accumulated benefits under the Pension Plan shown in the Pension Benefits table are based on the assumption that an employee retires at the earliest unreduced retirement age defined under the Pension Plan; which is the earlier of normal retirement age or age 60 or older with 85 points (age plus vesting service). The assumed retirement age is normal retirement (age 65) for Mr. Tomczyk and age 60 for all other named executive officers. The present value of accumulated benefits is also based on the assumption that the employee will elect a benefit for his or her life with 120 monthly payments guaranteed. If the employee were to elect a benefit payable to a surviving spouse of 50% or more of the employee’s retirement benefit or for the employee’s life only, the retirement benefit for the employee would be adjusted. The benefits listed in the Pension Benefits table are not subject to a deduction for social security or any other offset amount.

The present value of accumulated Pension Plan and Supplemental Plan benefits were computed using a 6.5% discount rate at December 31, 2008 and December 31, 2007 and the RP2000 Combined Health Mortality Table at December 31, 2008 and December 31, 2007. Lump sum retirement benefits are not available in the Pension Plan, unless an employee is involuntarily terminated or the option was available in a predecessor plan. A portion of Messrs. Tomczyk’s and Johnson’s Pension Plan benefits are available to be paid in a lump-sum at their election, due to this benefit payment option having been available in a predecessor plan. In addition, Mr. Ramaker’s benefits under the Supplemental Plan upon a Change in Control would be paid in a lump sum, if at the time of the Change in Control he was not eligible to retire. For purposes of the Supplemental Plan, a Change in Control is a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A of the Securities Exchange Act of 1934, as amended. At December 31, 2008, Mr. Ramaker’s pro forma lump sum distribution payable in the event of a Change in Control was calculated at $184,592 using interest and mortality assumptions set forth under Internal Revenue Code Section 417(e) (3) as modified by the Pension Protection Act of 2006. The look back month for determining the interest assumption was August of the year preceding the calculation date.

Deferred Compensation

In September 2006, the board of directors approved the Chemical Financial Corporation Deferred Compensation Plan (DC Plan), a voluntary nonqualified supplemental retirement program for a select group of management personnel. The DC Plan is unfunded for tax purposes and for purposes of ERISA. The named executive officers in this proxy statement are eligible to participate in the DC Plan. There are no employer contributions to the DC Plan. Participants may elect to defer up to 75% of their salary, excluding bonus, to the DC Plan. The election to defer compensation under the DC Plan is irrevocable for each plan year as of the beginning of each plan year. Participant contributions are made into a grantor trust for the purpose of providing for payment of the deferred compensation under this plan. The investment of employee contributions are self-directed by participants within an established array of money market, equity and fixed income mutual funds. The aggregate earnings on these investments, by each named executive officer who is a participant in the DC Plan, is included in the table below, and are attributable to the specific investments selected by each participant. Participants may change the designation of their investments at such times as mutually agreed by the parties. As of December 31, 2008, participants could change their investment designation on a daily basis. Participants elect in advance of the deferral of their compensation when the funds will be distributable. The aggregate balances of the participants are distributable, as designated by each participant, during January of the calendar year following the calendar year in which the following occur: the participant’s termination of employment; a change in control; the participant’s death or disability; an unforeseeable emergency or at a specified time, as determined by the participant. The DC Plan provides for distributions to be made in a lump sum amount, five-year installments or ten-year installments.

2008 NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions	Earnings in	Withdrawals/	Balance at
Name	Last FY(1)	Last FY	Last FY(2)	Distributions	Last FYE

David B. Ramaker	$13,000		$389	—	$29,805
Lori A. Gwizdala	5,000		(2,860)	—	8,620
Thomas W. Kohn	—		—	—	—
James E. Tomczyk	—		—	—	—
Kenneth W. Johnson	—		—	—	—

(1)	Amounts included in this column are included in the Salary column in the Summary Compensation Table.

(2)	Amounts included in this column are not included in the Summary Compensation Table.

Compensation Committee Interlocks and Insider Participation

During 2008, the Compensation and Pension Committee was composed of Mr. Anderson, Chairman, Ms. Bowman and Messrs. Bernson, Currie, Huff, Moore, Oliver, Stavropoulos and Wheatlake. Mr. Oliver was formerly President and Chief Executive Officer of the Corporation from January 1997 through December 31, 2001.

Compensation Committee Report

In fulfilling its oversight responsibilities, the Compensation and Pension Committee reviewed and discussed the Compensation Discussion and Analysis required by Regulation S-K Item 402(b) issued by the SEC with the Chief Executive Officer of the Corporation. In reliance on these reviews and discussions, the Compensation and Pension Committee recommended to the board of directors (and the board approved) that the Compensation Discussion and Analysis be included in this proxy statement for the Corporation’s 2009 Annual Meeting of Shareholders to be filed with the Securities and Exchange Commission.

Respectfully Submitted,

Gary E. Anderson, Chairman
J. Daniel Bernson
Nancy Bowman
James A. Currie
Thomas T. Huff

Terence F. Moore
Aloysius J. Oliver
William S. Stavropoulos
Franklin C. Wheatlake

Audit Committee Report

The Audit Committee oversees the accounting and financial reporting processes on behalf of the board of directors. The Audit Committee operates pursuant to a written charter. Management has the primary responsibility for the financial statements and the reporting process, including the application of accounting and financial principles, the preparation, presentation and integrity of the financial statements, the systems of internal controls and other procedures designed to ensure compliance with accounting standards and applicable laws and regulations. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements that are included in the 2008 annual report to shareholders with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the consolidated financial statements with U.S. generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm its judgments as to the quality, not just the acceptability, of the accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T, other standards of the Public Company Accounting Oversight Board, rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and Chemical Financial, and has received and discussed with the independent registered public accounting firm the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T and as required under the Sarbanes-Oxley Act of 2002, including considering the permissibility of nonaudit services with the registered public accounting firm’s independence.

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of Chemical Financial’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of Chemical Financial’s internal control over financial reporting.

The Audit Committee discussed with Chemical Financial’s internal audit staff and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal audit staff and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the internal controls, including internal control over financial reporting, and the overall quality of the financial reporting. The Audit Committee held seven meetings during 2008.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors (and the board approved) that the audited consolidated financial statements and management’s assessment of the effectiveness of Chemical Financial’s internal control over financial reporting be included in Chemical Financial’s Annual Report on Form 10-K for the year ended December 31, 2008 to be filed with the Securities and Exchange Commission.

Respectfully Submitted,

Terence F. Moore, Chairman
Gary E. Anderson
J. Daniel Bernson
Nancy Bowman
Thomas T. Huff

Geoffery E. Merszei
Aloysius J. Oliver
William S. Stavropoulos
Franklin C. Wheatlake

Related Matters

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors and officers of Chemical Financial and persons who beneficially own more than 10% of the outstanding shares of Chemical Financial’s common stock to file reports of beneficial ownership and changes in beneficial ownership of shares of common stock with the Securities and Exchange Commission. Securities and Exchange Commission regulations require such persons to furnish Chemical Financial with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports received by us or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe, except as described below, that all applicable Section 16(a) reporting and filing requirements were satisfied by such persons from January 1, 2008 through December 31, 2008. Mr. Huff inadvertently filed late one report covering one sale transaction. The transaction was reported promptly upon discovery.

Certain Relationships and Related Transactions

Directors, officers, principal shareholders and their associates and family members were customers of, and had transactions (including loans and loan commitments) with, Chemical Financial’s bank subsidiary, Chemical Bank, in the ordinary course of business during 2008. All such loans and commitments were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectibility or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future. None of these loan relationships presently in effect are in default as of the date of this proxy statement.

Dividend Reinvestment Program Shares (Chemical Invest Direct)

If a shareholder is enrolled in Chemical Financial’s Dividend Reinvestment Program (Chemical Invest Direct), the enclosed proxy card covers: (1) all shares of Chemical Financial’s common stock owned directly by the shareholder at the record date, and (2) all shares of Chemical Financial’s common stock held for the shareholder in Chemical Invest Direct at that time. Computershare Investor Services, LLC, as the shareholder’s agent under the program, will vote any common stock held by it under the program in accordance with the shareholder’s written direction as indicated on the proxy card. All such shares will be voted the way the shareholder directs. If no specific instruction is given on a returned proxy card, Computershare Investor Services, LLC will vote as recommended by the board of directors.

Independent Registered Public Accounting Firm

KPMG LLP served as the independent registered public accounting firm for Chemical Financial for the years ended December 31, 2007 and December 31, 2008. The Audit Committee has reappointed KPMG LLP for 2009. In accordance with prior practice, representatives of KPMG LLP are expected to be present at the annual meeting of shareholders on April 20, 2009, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

A summary of the fees payable to KPMG LLP during each of the two calendar years ended December 31, 2008 follows.

	2008	2007

Audit Fees(1)	$785,000	$846,500
Audit-Related Fees		5,500
Tax Fees		29,645
All Other Fees	—	—

Total	$785,000	$881,645

(1)	Audit of consolidated financial statements, procedures related to the Federal Deposit Insurance Corporation Improvement Act, quarterly review procedures for Forms 10-Q, and additional internal control testing.

Shareholder Proposals

If you would like a proposal to be presented at the annual meeting of shareholders in 2010 and if you would like your proposal to be considered for inclusion in Chemical Financial’s proxy statement and form of proxy relating to that meeting, you must submit the proposal to Chemical Financial in accordance with Securities and Exchange Commission Rule 14a-8. Chemical Financial must receive your proposal by November 6, 2009 for your proposal to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting. To be considered timely, any other proposal that you intend to present at the 2010 annual meeting of shareholders must similarly be received by Chemical Financial by November 6, 2009.

Important Notice Regarding Delivery of Shareholder Documents

As permitted by Securities and Exchange Commission rules, only one copy of this 2009 Proxy Statement and the 2008 Annual Report to Shareholders is being delivered to multiple shareholders sharing the same address unless Chemical Financial has received contrary instructions from one or more of the shareholders who share the same address. We will deliver on a one-time basis, promptly upon written or verbal request from a shareholder at a shared address, a separate copy of our 2009 Proxy Statement and the 2008 Annual Report to Shareholders. Requests should be made to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 333 E. Main Street, Midland, Michigan 48640, telephone (989) 839-5350. Shareholders sharing an address who are currently receiving multiple copies of the proxy statement and annual report to shareholders may instruct us to deliver a single copy of such documents on an ongoing basis. Such instructions must be in writing, must be signed by each shareholder who is currently receiving a separate copy of the documents, must be addressed to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 333 E. Main Street, Midland, Michigan 48640, and will continue in effect unless and until we receive contrary instructions as provided below. Any shareholder sharing an address may request to receive and instruct us to send separate copies of the proxy statement and annual report to shareholders on an ongoing basis by written or verbal request to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 333 E. Main Street, Midland, Michigan 48640, telephone (989) 839-5350. We will begin sending separate copies of such documents within thirty days of receipt of such instructions.

Form 10-K Report Available

Chemical Financial’s combined 2008 Annual Report to Shareholders and Form 10-K Annual Report to the Securities and Exchange Commission, including financial statements and financial statement schedules, and the 2009 Notice of the Annual Meeting and Proxy Statement are available on the following website, www.envisionreports.com/chfc or through the United States Securities and Exchange Commission’s website at www.sec.gov. This information may be obtained without charge upon written request to Chemical Financial Corporation. Please direct your requests to Chemical Financial Corporation, 333 E. Main Street, Midland, Michigan 48640, Attn: Lori A. Gwizdala, Chief Financial Officer. Copies of exhibits may also be requested at the cost of 30 cents per page from the Corporation.

By Order of the Board of Directors

David B. Ramaker
Chairman, Chief Executive Officer and President

APPENDIX A

Article III of Chemical Financial Corporation’s Restated Articles of Incorporation is deleted in its entirety and replaced with the following:

ARTICLE III

The total authorized capital stock of the corporation is 30,200,000 shares of stock divided into two classes, as follows:

A.	30,000,000 shares of common stock, par value $1.00 per share; and

B. 200,000 shares of preferred stock, no par value.

The following provisions apply to the authorized capital stock of the corporation:

1. Provisions Applicable to Common Stock.

a.  No Preference. None of the shares of common stock are entitled to any preferences, and each share of common stock is equal to every other share of common stock in every respect.

b.  Dividends. After payment or declaration of full dividends on all shares having a priority over the common stock as to dividends, and after making all required sinking or retirement fund payments, if any, on all classes of preferred stock and on any other stock of the corporation ranking with priority as to dividends or assets over the common stock, dividends on the shares of common stock may be declared and paid, but only when and as determined by the board of directors.

c.  Rights on Liquidation. On any liquidation, dissolution or winding up of the affairs of the corporation, after payment or setting aside of the full preferential amounts to which holders of all shares having priority over the common stock are entitled, the holders of the common stock will be entitled to receive pro rata all the remaining assets of the corporation available for distribution to shareholders. The board of directors may distribute in kind to the holders of common stock the remaining assets of the corporation or may sell, transfer or otherwise dispose of all or any part of the remaining assets to any person and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of common stock. The merger or consolidation of the corporation into or with any other corporation, or the merger or consolidation of any other corporation into it, or any purchase or redemption of shares of stock of the corporation of any class, will not be deemed to be a dissolution, liquidation or winding up of the corporation for the purposes of this paragraph.

d.  Voting. At all meetings of shareholders of the corporation, the holders of the common stock are entitled to one vote for each share of common stock held by them respectively.

2. Provisions Applicable To Preferred Stock.

a.  Limitations. The board of directors may issue shares of preferred stock only in connection with either of the following:

(1)  The acquisition by the corporation of an entity that has shares of preferred stock issued and outstanding pursuant to any program established by the United States government or any agency thereof.

(2)  The participation by the corporation in any program established by the United States government or any agency thereof.

Except in connection with either of the foregoing circumstances, the board of directors is not permitted to issue shares of preferred stock.

b.  Provisions to be Fixed by the Board of Directors. Subject to the limitations in the foregoing paragraph 2.a., the board of directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, each having the designations and relative voting, distribution, dividend, liquidation, and other rights, preferences, and limitations, consistent with the Michigan Business Corporation Act, as amended, as are stated in the resolution or resolutions providing for the issue of shares of preferred stock adopted by the board of directors, and as are not stated in these Restated Articles of Incorporation, or any amendments thereto, including (without limiting the generality of the foregoing) the following:

(1)  The distinctive designation and number of shares comprising the series, which number may (except where otherwise provided by the board of directors in creating the series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors.

(2)  The stated value of the shares of the series.

(3)  The dividend rate or rates on the shares of the series and the relation which dividends will bear to the dividends payable on any other class of capital stock or on any other series of preferred stock, the terms and conditions upon which and the periods in

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respect of which dividends will be payable, whether and upon what conditions dividends will be cumulative and, if cumulative, the date or dates from which dividends will accumulate.

(4)  Whether the shares of the series are redeemable and, if redeemable, whether redeemable for cash, property or rights, including securities of any other corporation, and whether redeemable at the option of the holder or the corporation or upon the happening of a specified event, the limitations and restrictions with respect to the redemption, the time or times when, the price or prices or rate or rates at which, the adjustments with which and the manner in which such shares are redeemable, including the manner of selecting shares of the series for redemption if less than all shares are to be redeemed.

(5)  The rights to which the holders of shares of the series are entitled, and the preferences, if any, over any other series (or of any other series over the series), upon the voluntary or involuntary liquidation, dissolution, distribution or winding up of the corporation, which rights may vary depending on whether the liquidation, dissolution, distribution or winding up is voluntary or involuntary, and, if voluntary, may vary at different dates.

(6)  Whether the shares of the series are subject to the operation of a purchase, retirement or sinking fund and, if so, whether and upon what conditions the fund will be cumulative or noncumulative, the extent to which and the manner in which the fund will be applied to the purchase or redemption of the shares of the series for retirement or to other corporation purposes and the terms and provisions relative to the operation thereof.

(7)  Whether the shares of the series are convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock of the corporation or any other corporation, and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange.

(8)  The voting powers, if any, of the shares of the series, and whether and under what conditions the shares of the series (alone or together with the shares of one or more of other series having similar provisions) are entitled to vote separately as a single class, for the election of one or more additional directors of the corporation or upon other matters.

(9)  Whether the issuance of any additional shares of the series, or of any shares of any other series, is subject to restrictions as to issuance, or as to the powers, preferences or rights of any other series.

(10)  Any other preferences, privileges and powers and relative participating, optional or other special rights, and qualifications, limitations or restrictions of the series, as the board of directors determines and as are not inconsistent with the provisions of these Restated Articles of Incorporation.

c.  Provisions Applicable to All Preferred Stock.

(1)  Subject to the designations, relative rights, preferences, and limitations applicable to separate series, each share shall be equal to every other share of the same class.

(2)  Shares of preferred stock redeemed, converted, exchanged, purchased, retired or surrendered to the corporation, or which have been issued and reacquired in any manner, may, upon compliance with any applicable provisions of the Michigan Business Corporation Act, as amended, be given the status of authorized and unissued shares of preferred stock and may be reissued by the board of directors as part of the series of which they were originally a part or may be reclassified into and reissued as part of a new series or as a part of any other series, all subject to the protective conditions or restrictions of any outstanding series of preferred stock.

(3)  Any of the voting, distribution, liquidation, or other rights, preferences, or limitations of a series may be made dependent upon facts or circumstances ascertainable outside of the Restated Articles of Incorporation or the resolution or resolutions providing for the issue of shares of preferred stock adopted by the board of directors, if the manner in which the facts or events operate on the rights, preferences, or limitations is set forth in the Restated Articles of Incorporation or board resolution or resolutions.

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